Filed pursuant to Rule 424(b)(5)
Registration No. 333-264068

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 14, 2022)

Nikola Corporation

Common Stock

Having an Aggregate Offering Price of up to $400,000,000

This prospectus supplement and the accompanying prospectus relate to the issuance and sale from time to time of shares of our common stock, $0.0001 par value per share, having an aggregate offering price of up to $400,000,000 through Citigroup Global Markets Inc., or the Sales Agent. These sales, if any, will be made pursuant to the terms of an equity distribution agreement dated August 30, 2022, or the Equity Distribution Agreement, between us and the Sales Agent.

The compensation of the Sales Agent for sales of our common stock shall be at a fixed commission rate of 2.5% of the gross offering proceeds of shares sold under the Equity Distribution Agreement. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement. In connection with the sale of shares of common stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the sales agent with respect to certain liabilities, including civil liabilities under the Securities Act. See “Plan of Distribution” beginning on page S-30 for additional information regarding the compensation to be paid to the Sales Agent.

Sales of shares of our common stock, if any, under this prospectus supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act. The Sales Agent is not required to sell any specific amount, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Our common stock is listed on the Nasdaq Global Select Market, or Nasdaq, under the symbol “NKLA.” On August 29, 2022, the last reported sale price of our common stock on Nasdaq was $5.97 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement and any risk factors that are included in our filings with the Securities and Exchange Commission, or the SEC, that are incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citigroup

The date of this prospectus supplement is August 30, 2022.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Neither we nor the Sales Agent has authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering. Neither we nor the Sales Agent takes responsibility for, or provides assurances as to, the reliability of any other information that others may give you.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus, before investing in our common stock.

On June 3, 2020, or the Closing Date, VectoIQ Acquisition Corp., our predecessor company, or VectoIQ, consummated a merger pursuant to that certain Business Combination Agreement, dated March 2, 2020, or the Business Combination Agreement, by and among VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware, or Merger Sub, and Nikola Corporation, a Delaware corporation, or Legacy Nikola. Pursuant to the terms of the Business Combination Agreement, a business combination between the company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ, or the Merger and, collectively with the other transactions described in the Business Combination Agreement, the Business Combination. On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ Acquisition Corp. changed its name to Nikola Corporation.

Unless the context otherwise requires, references in this prospectus supplement to “Nikola,” the “company,” “we,” “us” and “our” refer to Nikola Corporation and its consolidated subsidiaries.

Nikola and the Nikola logo are our trademarks. This prospectus supplement and the documents incorporated by reference into this prospectus supplement may also contain trademarks and trade names that are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before investing in our common stock, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-5 herein, the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2021, as amended, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, the respective financial statements and accompanying notes, and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that is intended to enable corporate customers to integrate next generation truck technology, hydrogen fueling and charging infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers expect to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.

We believe our expertise lies in design, innovation, software, and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and accelerate speed to market.

Recent Developments

On July 30, 2022, we entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement, with Romeo Power, Inc., a Delaware corporation, or Romeo, and J Purchaser Corp., a Delaware corporation and a wholly owned subsidiary of Nikola, or Purchaser, in an all-stock transaction. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence an exchange offer, or the exchange offer, to acquire all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Romeo for the right to receive 0.1186 of a share of common stock, $0.0001 par value per share, of Nikola. Promptly following the completion of the exchange offer, upon the terms and subject to the conditions of the Merger Agreement, Purchaser will be merged with and into Romeo, with Romeo surviving as a wholly owned subsidiary of Nikola, or the merger. The merger is expected to be completed by the end of October 2022, subject to tender by Romeo’s stockholders of shares representing a majority of the outstanding Romeo common stock, and customary closing conditions, including regulatory approval. The merger is expected to allow us to secure critical battery pack engineering and production to meet internal demand.

Concurrently with the execution of the Merger Agreement, Romeo and Romeo Systems, Inc., a Delaware corporation and a wholly-owned subsidiary of Romeo, or Romeo Systems, entered into a Loan and Security Agreement, or the Loan Agreement, with us as the lender. The Loan Agreement provides for a liquidity support senior secured debt facility in an aggregate principal amount of up to $30.0 million (subject to certain incremental increases of up to $20.0 million), which shall be available for drawing subject to certain terms and conditions set forth in the Loan Agreement. Romeo’s obligations under the Loan Agreement are secured by substantially all personal property assets of Romeo and Romeo Systems, subject to certain customary exclusions.

See “Unaudited Pro Forma Condensed Combined Financial Statements” for historical financial information of Romeo as of and for the years ended December 31, 2021 and 2020 and as of and for the six months ended June 30, 2022, and certain unaudited pro forma combined financial information that gives effect to the acquisition of Romeo.

Summary Risk Factors

Investing in our common stock involves substantial risk, as more fully described in “Risk Factors” and elsewhere in this prospectus supplement. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. Some of the more significant risks associated with our business include the following:

•	We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

•	We may be unable to adequately control the costs associated with our operations.

•	Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

•	Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

•	We will need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.

•	If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.

•	Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.

•	We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.

•	We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

•	Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.

•	We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the expansion of our manufacturing plant, which could harm our business and prospects.

•	Increases in costs, disruption of supply or shortage of raw materials, including lithium-ion battery cells and packs, chipsets, and displays, could harm our business.

Corporate Information

We are a Delaware corporation and were incorporated as VectoIQ Acquisition Corp. in January 2018. On June 3, 2020, VectoIQ consummated the Business Combination and, in connection therewith, (i) VectoIQ’s wholly-owned subsidiary merged with and into Legacy Nikola, whereby Legacy Nikola survived the Merger and was deemed the accounting predecessor of the Merger and became the successor registrant for SEC purposes and (ii) we changed our name to “Nikola Corporation.” Upon consummation of the foregoing transactions, Legacy Nikola became our wholly-owned subsidiary.

Our principal executive offices are located at 4141 E Broadway Road, Phoenix, Arizona 85040. Our telephone number is (480) 666-1038. Our website address is www.nikolamotor.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus supplement.

THE OFFERING

Common stock offered by us	Shares of common stock having an aggregate offering price of up to $400,000,000.

Plan of distribution	“At the market offering” that may be made from time to time through our Sales Agent. See “Plan of Distribution” on page S-30 of this prospectus supplement.

Use of proceeds	We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, assets or technologies, although we have no present commitments or agreements to do so. See “Use of Proceeds” on page S-15 of this prospectus supplement.

Risk factors	Investing in our common stock involves significant risks. See “Risk Factors” on page S-5 of this prospectus supplement and in the documents incorporated by reference herein and in the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Global Select Market trading symbol	“NKLA”

The number of shares of common stock to be outstanding immediately after this offering is based on 433,475,084 shares outstanding as of June 30, 2022 and excludes:

•	28,683,739 shares of common stock issuable upon the exercise of outstanding options granted under Legacy Nikola’s 2017 Stock Option Plan, or the 2017 Option Plan, with a weighted-average exercise price of $1.27 per share;

•	5,569,471 shares available for future issuance under our 2020 Stock Incentive Plan, or the 2020 Stock Plan;

•	4,000,000 shares available for future issuance under our 2020 Employee Stock Purchase Plan, or the 2020 ESPP;

•	32,262,297 shares underlying restricted stock units, or RSUs, granted pursuant to our 2020 Stock Plan;

•	760,915 shares issuable upon the exercise of outstanding private warrants to purchase common stock, with an exercise price of $11.50 per share;

•	up to 3,420,990 shares of common stock that is available for issuance to Tumim Stone Capital LLC, or Tumim, pursuant to the Common Stock Purchase Agreement dated June 11, 2021, or the First Purchase Agreement, and up to 28,790,787 shares of common stock that may be available for issuance to Tumim pursuant to the Common Stock Purchase Agreement dated September 24, 2021, if and when we elect to sell shares to Tumim under such agreements;

•	up to 22,872,040 shares of common stock issuable upon conversion of $200.0 million aggregate principal amount of our 8.00% / 11.00% convertible senior paid in kind, or PIK, toggle notes due 2026; and

•	up to approximately 24,138,385 shares of common stock that may be issued in connection with our pending acquisition of Romeo (including shares underlying options exercisable prior to the effective time of the acquisition, shares underlying RSUs, shares underlying outstanding performance-related stock units, and shares underlying outstanding warrants to purchase Romeo common stock).

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and under the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as amended by Amendment No. 1 to Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference in this prospectus supplement and the accompanying prospectus, any amendment or update thereto reflected in our subsequent filings with the SEC, and all of the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of these risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to this Offering

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The common stock sold in this offering from time to time will be sold at various prices; however, we expect the price per share of common stock will be substantially higher than the net tangible book value of our common stock. Therefore, purchasers of our common stock in this offering will experience immediate dilution in the net tangible book value of the common stock purchased in this offering. Assuming that an aggregate of 67,001,675 shares of common stock are sold at a public offering price of $5.97 per share, which was the last reported sale price of our common stock on Nasdaq on August 29, 2022, for aggregate gross proceeds of $400,000,000 and after deducting estimated commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of June 30, 2022, would have been approximately $888.3 million, or approximately $1.77 per share of our common stock. As a result, if you purchase shares of common stock in this offering at that assumed public offering price, you would suffer immediate and substantial dilution of $4.20 per share with respect to the net tangible book value of the common stock. See “Dilution” in this prospectus supplement for a detailed illustration of the dilution you will incur if you purchase shares in this offering.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

Although we currently intend to use the net proceeds from this offering in the manner described in the section entitled “Use of Proceeds” in this prospectus supplement, we will have considerable discretion in the application of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If we raise additional capital in the future, your ownership in us could be diluted.

Any issuance of equity we may undertake in the future to raise additional capital could cause the price of our common stock to decline, or require us to issue shares at a price that is lower than that paid by holders of our common stock in the past, which would result in those newly issued shares being dilutive. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to your rights as a common shareholder, which could impair the value of our common stock.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our common stock in the public market could cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of June 30, 2022, we had outstanding approximately 433.5 million shares of common stock, options to purchase approximately 28.7 million shares of common stock, unsettled RSUs for approximately 32.3 million shares of common stock, and private warrants to purchase approximately 0.8 million shares of common stock. All of the shares of our common stock are freely transferable, subject to in certain cases compliance with Rule 144 by affiliates. We previously registered for resale up to an aggregate of 63,673,519 shares of common stock that we may issue or sell to Tumim. We have also registered shares of our common stock that we have issued and may in the future issue under our employee equity incentive plans. These shares may be sold freely in the public market upon issuance, subject to relevant vesting schedules, and applicable securities laws. In addition, we have in the past and may in the future issue equity securities as consideration for various types of corporate transactions, including acquisitions, strategic partnerships and licensing transactions, which results in dilution to our existing shareholders and may result in additional sales of our common stock. Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.

The actual number of shares of common stock we will sell under the Equity Distribution Agreement, the sales price per share and the resulting gross proceeds is uncertain. We may not have access to the full amount available under the Equity Distribution Agreement.

Subject to certain limitations in the Equity Distribution Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Sales Agent at any time throughout the term of the Equity Distribution Agreement. The number of shares of common stock that are sold by the Sales Agent after we deliver a placement notice will fluctuate based on the market price of our common stock during the sales period and limits we set in the placement notice. Because the price per share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible to predict the number of shares that will be ultimately sold, the sales price per share or the resulting gross proceeds.

Our inability to access a portion or the full amount available under the Equity Distribution Agreement, in the absence of any other financing sources, could have a material adverse effect on our business. The extent to which we rely on sales under the Equity Distribution Agreement as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from sales under the Equity Distribution Agreement were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all of the gross proceeds available under the Equity Distribution Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

The shares of common stock offered in this offering will be sold in “at the market offerings.” Investors who purchase our shares in this offering at different times will likely pay different prices.

Investors who purchase our common stock in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares sold, and subject to certain limitations in the Equity Distribution Agreement, there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares and dilution as a result of sales made at prices lower than the prices they paid.

Risks Related to the Exchange Offer and the Merger

The exchange offer remains subject to conditions that we cannot control. Failure to complete the merger could have material adverse effects on Romeo and us.

The exchange offer is subject to conditions, including the minimum condition, receipt of required regulatory approvals, lack of legal prohibitions, no material adverse effect having occurred with respect to Romeo since the date of the Merger Agreement that is continuing as of immediately prior to the expiration of the exchange offer, the accuracy of Romeo’s representations and warranties made in the Merger Agreement (subject to specified materiality standards), Romeo being in compliance in all material respects with its covenants under the Merger Agreement, the listing of our shares to be issued in the exchange offer and the merger being authorized for listing on Nasdaq, subject to official notice of issuance, the registration statement on Form S-4 becoming effective, and the Merger Agreement not having been terminated in accordance with its terms. There are no assurances that all of the conditions to the exchange offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the exchange offer are not met, then we may, subject to the terms and conditions of the Merger Agreement, allow the exchange offer to expire, or amend or extend the exchange offer.

Romeo’s ability to continue producing battery packs is dependent on its financing agreement with us.

Concurrently with the execution of the Merger Agreement, we and Romeo Systems entered into the financing agreement with us as the lender to provide Romeo with up to $50 million in the aggregate of liquidity support through a combination of senior secured debt financing and price increases in order to facilitate Romeo’s continued production of battery products prior to the completion of the merger. There can be no assurance that the financing agreement will provide enough liquidity for Romeo to continue producing battery products and maintain solvency prior to the completion of the merger. If the financing agreement is not sufficient to sustain Romeo during the period prior to completion of the merger, Romeo may not be able to continue its operations and we may not receive critical battery products necessary to produce our vehicles.

Sales of substantial amounts of our shares in the open market by former Romeo stockholders could depress our stock price.

Other than shares held by persons who will be our affiliates after the offer and the merger, our shares that are issued to Romeo stockholders, including those shares issued upon the exercise of warrants, restricted stock units, and performance stock units, will be freely tradable without restrictions or further registration under the Securities Act. If the exchange offer and the merger are completed and if former Romeo stockholders and Romeo employees sell substantial amounts of our common stock in the public market following consummation of the exchange offer and the merger, the market price of our common stock may decrease.

Litigation relating to the exchange offer or the merger could require us to incur significant costs and suffer management distraction, as well as to delay and/or enjoin the merger.

We and Romeo could be subject to demands or litigation related to the exchange offer or the merger, whether or not the merger is consummated. Such actions may create uncertainty relating to the exchange offer or the merger, and responding to such demands and defending such actions may be costly and distracting to management of both companies.

Uncertainty during pendency of the exchange offer and the merger may cause suppliers, customers or other business partners to delay or defer decisions concerning us and/or Romeo or re-negotiate agreements with us and/or Romeo, and completion of the exchange offer and the merger could cause suppliers, customers and other business partners to terminate or re-negotiate their relationships with the combined company.

In connection with the pendency of the merger, it is possible that some customers, distributors, suppliers, and other collaboration and strategic partners with whom we and/or Romeo have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with us or Romeo, as the case may be, as a result of the merger or otherwise, which could negatively affect our or Romeo’s respective revenues, or cash flows, as well as the market price of our common stock or Romeo common stock, regardless of whether the merger is completed.

Romeo and we are subject to contractual restrictions while the transactions are pending, which could adversely affect each party’s business and operations.

Under the terms of the Merger Agreement, Romeo is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies, including, but not limited to, the ability to amend its organizational documents, pay or accrue dividends, acquire or dispose of assets, incur or guarantee indebtedness, make capital expenditures, or issue securities. Such limitations could adversely affect Romeo’s business and operations prior to the completion of the merger.

Under the terms of the Merger Agreement, we are is subject to a more limited set of restrictions on the conduct of our business prior to completing the merger which may adversely affect our ability to execute certain of our business strategies, including the ability in certain cases to amend our organizational documents, or pay dividends or distributions on our capital stock. Such limitations could adversely affect our business and operations prior to the completion of the merger.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

Risks Related to the Combined Company After Completion of the Exchange Offer and Merger

We may be unable to successfully integrate the businesses of Romeo into us and may fail to realize all of the anticipated benefits of the exchange offer and the merger or those benefits may take longer to realize than expected.

The merger involves the integration of Romeo’s business into us. Even though Romeo is a current supplier of battery modules which it in turn assembles into battery packs designed by us, both companies have previously operated independently and manufacture different products. The success of the merger will depend, in part, on our ability to successfully combine and integrate the businesses of Romeo into us, our ability to learn how to manufacture and manage Romeo’s battery products, and realize the anticipated benefits, including synergies, cost savings, innovation opportunities and operational efficiencies, from the merger, in a manner that does not materially disrupt existing customer, supplier and employee relations. If we are unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of our common stock may decline.

The integration of Romeo’s business into our business may result in material challenges, including, without limitation:

•	the diversion of management’s attention from ongoing business concerns and performance shortfalls at one or both of the companies as a result of the devotion of management’s attention to the merger;

•	managing a larger and more complex combined business;

•	expanding operations to manufacture Romeo’s battery products and overcoming our lack of manufacturing experience related to such products;

•	maintaining employee morale, retaining key employees and the possibility that the integration process and potential organizational changes may adversely impact the ability to maintain employee relationships;

•	retaining existing business and operational relationships, including suppliers, collaboration partners, employees and other counterparties, as may be impacted by contracts containing consent and/or other provisions that may be triggered by the merger;

•	risks related to Romeo’s existing customer contracts;

•	the integration process not proceeding as expected, including due to a possibility of faulty assumptions or expectations regarding the integration process or our or Romeo’s operations;

•	consolidating corporate, administrative and compliance infrastructures and eliminating duplicative operations;

•	coordinating geographically separate organizations;

•	unanticipated issues in integrating information technology, communications and other systems; and

•	unforeseen expenses, costs, liabilities or delays associated with the merger or the integration.

Many of these factors will be outside of our control, and any one of them could result in delays, increased costs, decreases in the amount of expected cost savings or synergies and diversion of management’s time and energy, which could materially affect our financial position, results of operations and cash flows.

Due to legal restrictions, we and Romeo are currently permitted to conduct only limited planning for the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of Romeo will be combined into us after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized on a timely basis, if at all.

Our future results may be adversely impacted if we do not effectively manage our battery pack production following the completion of the merger.

Following the completion of the merger, we will manufacture a component that we have not manufactured before. As a result, we may require a higher level of overhead than currently anticipated. Our ability to successfully manage the expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of Romeo into us, but also the increased scope of the combined business with its associated increased costs and complexity. There can be no assurances that we will be successful in manufacturing battery packs or that we will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

We may be unable to successfully manufacture Romeo’s battery products or integrate Romeo’s related operations into our business, which could materially adversely affect our business, prospects, financial condition and operating results.

We are not in the business of and have never manufactured battery packs in our operating history. The manufacturing process of battery products is complex, highly technical can be subject to supply chain disruptions and component shortages. The machinery involved in the manufacturing of battery products consists of many components that are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations. We will have to learn how to operate software and hardware that is highly technical and complex. Such hardware and software may require modification and updates over the life of a battery pack and may contain, errors, bugs or vulnerabilities, which we may not know how to properly respond to. Due to the high energy density inherent in lithium-based batteries, the manufacturing process can pose certain safety risks, including the risk of fire and accidents causing death, personal injury or property damage can occur, and such safety risks are heightened due to our lack of experience in manufacturing such products. Since Romeo is dependent on a single manufacturing facility, if such facility becomes inoperable due to any of these risks, we will not be able to produce any battery products. If we fail to learn how to successfully manufacture Romeo’s battery products, incur delays in production or manufacture battery products containing defects or any other failure of the battery products, it can result in our reputation being harmed, delivery delays, product recalls, negative publicity, product liability claims, as well as materially adversely affect our business, prospects, financial condition and operating results. The occurrence of any one of these events can ultimately disrupt or delay the production of our trucks as we utilize Romeo’s battery products as a component in our trucks.

In addition, the lithium-based battery industry is characterized by changing technologies, evolving industry standards, and is extremely competitive. If we are unable to adapt to these evolving technologies and industry standards, the battery products may be rendered obsolete or Romeo’s competitors may be able to respond faster to such changes in the industry. As a result, the time and cost of the production of lithium-based battery products may detract from our anticipated benefits of the merger, which would materially adversely affect our business, prospects, financial condition and operating results.

We will need additional capital to execute our business plan. If we cannot raise additional funds when needed, our operations and prospects could be negatively affected.

The design, manufacture, lease, sale and servicing of vehicles and related hydrogen fueling stations is capital-intensive. We expect that we will have sufficient capital to fund our planned operations for the next 12 months. However, after giving effect to the merger, we will require substantial additional capital to develop our products and services and fund operations for the foreseeable future. We will need to raise additional capital to scale our manufacturing and roll out our hydrogen fueling stations. We may raise additional funds through the issuance of equity, equity related or debt securities, strategic partnerships, licensing arrangements, or through obtaining credit from government or financial institutions. This capital will be necessary to fund our ongoing operations, continue research, development and design efforts, improve infrastructure, introduce new vehicles and build hydrogen fueling stations. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. Our success in raising additional capital may be significantly affected by general market conditions, the market price of our common stock, our financial condition, uncertainty about the future commercial success of our current products and services, the development and commercial success of future products or services, regulatory developments, the status and scope of our intellectual property, any ongoing litigation, our compliance with applicable laws and regulations and other factors. If we raise funds by issuing equity securities, dilution to our stockholders would result and the market price of our common stock could be depressed. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings, if available, could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.

If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially adversely affected. In addition, sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, including pursuant to our existing equity lines of credit, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

Uncertainties associated with the merger may cause a loss of key Romeo employees, which could adversely affect our future business and operations following completion of the merger.

Our success after the completion of the merger will depend in part upon our ability to retain certain key knowledge and employees of Romeo. Prior to and following completion of the merger, certain employees of Romeo may experience uncertainty about their roles within us following the completion of the merger, which may have an adverse effect on our ability to retain those employees and their important knowledge regarding Romeo’s operations and products. In addition, no assurance can be given that we, after the completion of the merger, will be able to retain or replace any key employees who depart from us.

Completion of the merger will trigger change in control or other provisions in certain agreements to which Romeo is a party, which may have an adverse impact on our business and results of operations following completion of the merger.

The completion of the merger may trigger change in control and other provisions in certain agreements to which Romeo is a party. If we or Romeo are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or equitable remedies. Even if we and Romeo are able to negotiate consents or waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Romeo or the combined company. Any of the foregoing or similar developments may have an adverse impact on our business and results of operations following completion of the merger.

Our and Romeo’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial information included in this document.

The pro forma financial information contained in this document is presented for illustrative purposes only and may differ materially from what our actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from our and Romeo’s historical financial statements, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of Romeo have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

The market price of our common stock after the merger is completed may be affected by factors different from those affecting the price of our or Romeo common stock before the merger is completed.

Upon completion of the merger, holders of Romeo common stock will be holders of our common stock. As our business and that of Romeo are different, the results of operations as well as the price of our common stock may, in the future, be affected by factors different from those factors affecting Romeo as an independent stand-alone company. We will face additional risks and uncertainties that Romeo may currently not be exposed to as an independent company. As a result, the market price of our common stock may fluctuate significantly following completion of the merger.

The market price of our common stock may decline as a result of the merger.

The market price of our common stock may decline as a result of the merger if, among other things, the operational cost savings estimates in connection with the integration of Romeo’s business into us are not realized, or if the transaction costs related to the merger are greater than expected. The market price also may decline if we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on our financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

In addition, sales of our common stock after the completion of the merger may cause the market price of our common stock to decrease. Assuming a closing date of July 26, 2022 and that the last reported sale price of our common stock was equal to our stock price used for the exchange ratio, we would issue approximately 22.0 million shares, including share equity awards, of our common stock in connection with the merger, based on the number of outstanding shares, including equity awards, of Romeo common stock as of July 20, 2022 and the last reported sale price of our common stock on July 20, 2022. Many Romeo stockholders may decide not to hold the shares of our common stock they will receive in the merger. Such sales of our common stock could have the effect of depressing the market price for our common stock and may take place promptly following the merger.

Any of these events may make it more difficult for us to sell equity or equity-related securities, dilute ownership interest in us and have an adverse impact on the price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial plans or performance. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “intend,” “expect,” “intend,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” “will,” and similar expressions are intended to identify forward-looking statements, and include but are not limited to:

•	our financial and business performance;

•	expected timing with respect to the expansion of our manufacturing facilities, joint venture with Iveco and production and attributes of our battery-electric vehicle, or BEV, and fuel cell electric vehicle, or FCEV, trucks;

•	expectations regarding our hydrogen fuel station rollout plan and hydrogen strategy;

•	timing of completion of validation testing, volume production and other milestones;

•	securing components for our trucks on acceptable terms and in a timely manner, or at all;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	planned collaboration with our business partners;

•	our future capital requirements and sources and uses of cash;

•	the potential outcome of investigations, litigation, complaints, product liability claims and/or adverse publicity;

•	the implementation, market acceptance and success of our business model;

•	developments relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to obtain funding for our operations;

•	the outcome of any known and unknown regulatory proceedings;

•	our business, expansion plans and opportunities;

•	changes in applicable laws or regulations;

•	our expectations regarding the potential closing of our recently announced proposed acquisition of Romeo and the potential benefits of the proposed transaction; and

•	anticipated trends and challenges in our business and the markets in which we operate.

These statements are subject to known and unknown risks and uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•	our ability to execute our business model, including market acceptance of our planned products and services;

•	changes in applicable laws or regulations;

•	risks associated with the outcome of any legal, regulatory, or judicial proceeding;

•	the effect of the COVID-19 pandemic on our business;

•	supply chain constraints;

•	the impact of inflation;

•	our ability to raise capital;

•	our ability to compete;

•	the success of our business collaborations;

•	regulatory developments in the United States and foreign countries;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•	the ability to close our proposed acquisition of Romeo on a timely basis or at all;

•	our ability to achieve the intended benefits of our proposed acquisition of Romeo;

•	our history of operating losses; and

•	other risks and uncertainties described in the registration statement of which this prospectus supplement forms a part, including those under the section entitled “Risk Factors” and those incorporated by reference herein.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus.

These forward-looking statements made by us in this prospectus supplement, the accompanying prospectus, or any of the documents incorporated by reference in this prospectus supplement and accompanying prospectus speak only as of the date of this prospectus supplement and the accompanying prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law or regulation. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and incorporated herein by reference.

You should read this prospectus supplement, the accompanying prospectus, and the documents that we incorporated by reference in this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We may issue and sell shares of common stock from time to time having aggregate sales proceeds of up to $400,000,000, pursuant to this prospectus supplement and the accompanying prospectus. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and net proceeds to us, if any, are not determinable at this time. There can be no assurance that, in the future, we will sell any shares under or fully utilize the Equity Distribution Agreement with Citigroup Global Markets Inc. as a source of financing.

We currently intend to use the net proceeds from the sale of common stock offered by this prospectus supplement and the accompanying prospectus for working capital and general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, assets or technologies, although we have no present commitments or agreements to do so. Accordingly, we will retain broad discretion over the use of these proceeds. Pending application of the net proceeds as described above, we intend to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 30, 2022, or the effective date, we, entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement, among us, J Purchaser Corp., our wholly owned subsidiary, or the Purchaser, and Romeo.

The merger will be accounted for using the acquisition method of accounting for business combinations under the provisions of Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, Topic 805, Business Combinations, with us representing the accounting acquirer under this guidance. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022, and the year ended December 31, 2021, give pro forma effect to the merger as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of June 30, 2022, gives pro forma effect to the merger as if it was completed on June 30, 2022, the closing date.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined financial condition or results of operations would have been had the merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined companies. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial statements should be read in conjunction with the section titled “Notes To Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page S-20.

The estimated purchase price of the merger will be allocated to the assets acquired and liabilities assumed based upon their fair values as of the closing date; any excess value of the acquired net assets over the estimated consideration will be recognized as bargain purchase. However, the purchase price might increase through closing as the actual value of our shares of common stock to be issued in exchange for shares of Romeo common stock in connection with the merger will depend on the market price of our shares of common stock on the closing date of the merger, and therefore, the actual purchase price will fluctuate with the market price of our common stock until the merger is consummated. Accordingly, the final purchase consideration could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial information. We have made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed as of the closing date using information currently available.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT JUNE 30, 2022

(in thousands, except share and per share data)

	Historical		Reclassification Adjustments (Note 5(A))	Ref		Transaction Accounting Adjustments (Note 5)	Ref		Pro Forma Combined
	As of
	June 30, 2022	June 30, 2022
	Nikola Corporation	Romeo Power
Assets
Current assets
Cash and cash equivalents	$441,765	$38,707	$—			$—			$480,472
Accounts receivable, net	16,726	4,166	—			(2,856)	(F	)	18,036
Inventory	52,105	45,397	—			—			97,502
Prepaid inventories	—	6,057	(6,057)	(i	)	—			—
Prepaid expenses and other current assets	34,802	7,046	6,057	(i	)	—			47,905

Total current assets	$545,398	$101,373	$—			$(2,856)			$643,915

Restricted cash and cash equivalents	87,459	3,000	—			—			90,459
Long-term deposits	37,740	—	—			—			37,740
Property, plant and equipment, net	311,732	31,807	4,008	(ii	)	(685)	(C	)	346,862
Intangible assets, net	95,395	—	—			—			95,395
Investment in affiliates	79,726	35,000	—			—			114,726
Operating lease right-of-use assets	—	22,299	(22,299)	(iii	)	—			—
Finance lease right-of-use assets	—	4,008	(4,008)	(ii	)	—			—
Goodwill	5,238	—	—			—			5,238
Deferred assets	—	5,018	(5,018)	(iv	)	—
Prepayment - long-term supply agreement	—	64,703	—			—			64,703
Insurance receivable	—	6,000	(6,000)	(v	)	—			—
Other assets	4,287	2,019	33,317	(iii	)-(v)	1,042	(C	)	40,665

Total assets	$1,166,975	$275,227	$—			$(2,499)			$1,439,703

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	87,479	16,088	—			(2,856)	(F	)	100,711
Accrued expenses and other current liabilities	156,610	14,552	1,798	(vi	)-(viii)	510	(B	)	190,093
						16,981	(E	)
						(358)	(F	)
Contract liabilities	—	257	(257)	(vi	)	—			—
Operating lease liabilities, current	—	798	(798)	(vii	)	—			—
Debt and finance lease liabilities, current	9,518	1,152	—			—			10,670
Other current liabilities	—	743	(743)	(viii	)	—			—

Total current liabilities	$253,607	$33,590	$—			$14,277			$301,474

Long-term debt and finance lease liabilities, net of current portion	273,309	—	2,170	(ix	)	—			275,479
Finance lease liabilities, net of current portion	—	2,170	(2,170)	(ix	)	—			—
Operating lease liabilities	2,349	22,544	—			—			24,893
Warrant liability	1,377	30	—			—			1,407
Other long-term liabilities	37,070	—	6,000	(x	)	2,041	(B	)	45,111
Legal settlement payable	—	6,000	(6,000)	(x	)	—			—
Deferred tax liabilities, net	12	—	—			—			12

Total liabilities	$567,724	$64,334	$—			$16,318			$648,376

Stockholders’ equity
Preferred Stock, $0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of June 30, 2022	—	—	—			—			—
Common stock, $0.0001 par value, 600,000,000 shares authorized, 433,475,084 shares issued and outstanding as of June 30, 2022	43	—	—			2	(B	)	45
Common stock, $0.0001 par value, 250,000,000 shares authorized, 185,811,279 shares issued and outstanding at June 30, 2022	—	19	—			(19)	(B	)	—
Additional paid-in capital	2,176,945	503,967	—			(319,888)	(B	)	2,348,593
						(12,431)	(E	)
Accumulated other comprehensive loss	(1,187)	—	—			—			(1,187)
Accumulated deficit	(1,576,550)	(293,093)	—			293,093	(B	)	(1,556,124)
						24,618	(D	)
						(4,550)	(E	)
						358	(F	)

Total stockholders’ equity	$599,251	$210,893	$—			$(18,817)			$791,327

Total liabilities and stockholders’ equity	$1,166,975	$275,227	$—			$(2,499)			$1,439,703

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(In thousands, except share and per share data)

	Historical		Transaction Accounting Adjustments (Note 6)	Ref	Pro Forma Combined
	For Year Ended
	December 31, 2021	December 31, 2021
	Nikola Corporation	Romeo Power
Revenues
Service revenues	$—	$4,413	$(2,588)	(AA)	$1,825
Product revenues	—	12,391	(7,595)	(AA)	4,796

Total revenues	$—	$16,804	$(10,183)		$6,621
Cost of revenues
Service cost	—	3,786	(2,203)	(AA)	1,583
Product cost	—	34,366	(21,099)	(AA)	13,301
			34	(DD)

Total cost of revenues	$—	$38,152	$(23,268)		$14,884

Gross loss	—	(21,348)	13,085		(8,263)
Operating expenses
Research and development	292,951	15,260	12,982	(AA)	321,329
			136	(DD)
Selling, general, and administrative	400,575	80,687	16,981	(CC)	498,736
			882	(DD)
			(389)	(EE)

Total operating expenses	$693,526	$95,947	$30,592		$820,065

Loss from operations	(693,526)	(117,295)	(17,507)		(828,328)
Other income (expense):
Interest expense, net	(481)	(44)	—		(525)
Revaluation of warrant liability	3,051	126,447	—		129,498
Gain from extinguishment of PPP loans	—	3,342	—		3,342
Other income, net	4,102	259	—		4,361
Gain on bargain purchase	—	—	24,618	(BB)	24,618

Loss before income taxes and equity in net loss of affiliates	$(686,854)	$12,709	$7,111		$(667,034)
Income tax expense	4	7	—		11

Loss before equity in net loss of affiliates	$(686,858)	$12,702	$7,111		$(667,045)
Equity in net loss affiliates	(3,580)	(2,671)	—		(6,251)

Net (loss) income	$(690,438)	$10,031	$7,111		$(673,296)

Net (loss) income per share:
Basic	$(1.73)	$0.08		Note 7	$(1.60)
Diluted	$(1.74)	$0.07		Note 7	$(1.61)
Weighted average shares outstanding:
Basic	398,655,081	132,023,930		Note 7	420,704,824
Diluted	398,784,392	135,340,962		Note 7	420,834,135

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2022

(In thousands, except share and per share data)

	Historical
	Six Months Ended
	June 30, 2022	June 30, 2022
	Nikola Corporation	Romeo Power	Transaction Accounting Adjustments (Note 6)	Ref	Pro Forma Combined
Revenues
Truck sales	$17,383	$—	$—		$17,383
Service and other	2,638	248	(51)	(AA)	2,835
Product revenues	—	17,052	(13,588)	(AA)	3,464

Total revenues	$20,021	$17,300	$(13,639)		$23,682
Cost of revenues
Truck sales	46,781	—	—		46,781
Service and other	2,066	205	(44)	(AA)	2,227
Product cost	—	48,746	(26,377)	(AA)	21,978
			(391)	(DD)

Total cost of revenues	$48,847	$48,951	$(26,812)		$70,986
Gross loss	(28,826)	(31,651)	13,173		(47,304)
Operating expenses
Research and development	137,663	13,837	12,561	(AA)	162,879
			(1,182)	(DD)
Selling, general and administrative	157,051	40,989	(1,662)	(DD)	196,288
			(90)	(EE)
Acquisition of in-process research and development	—	35,402	—		35,402

Total operating expenses	$294,714	$90,228	$9,627		$394,569

Loss from operations	(323,540)	(121,879)	3,546		(441,873)
Other income (expense):
Interest expense, net	(3,019)	(78)	—		(3,097)
Revaluation of warrant liability	2,907	1,496	—		4,403
Other income (expense), net	1,806	(825)	—		981

(Loss) income before income taxes and equity in net loss of affiliate	$(321,846)	$(121,286)	$3,546		$(439,586)
Income tax expense	2	—	—		2

(Loss) income before equity in net loss of affiliates	$(321,848)	$(121,286)	$3,546		$(439,588)
Equity in net loss of affiliates	(4,090)	(271)	—		(4,361)

Net loss	$(325,938)	$(121,557)	$3,546		$(443,949)

Net loss per share:
Basic	$(0.78)	$(0.82)		Note 7	$(1.00)
Diluted	$(0.78)	$(0.82)		Note 7	$(1.00)
Weighted average shares outstanding:
Basic	420,266,181	147,780,749		Note 7	442,315,924
Diluted	420,266,181	147,780,749		Note 7	442,315,924

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is presented to illustrate the pro forma effects of the merger. Our historical financial information is derived from our unaudited consolidated balance sheet as of June 30, 2022, audited consolidated statement of operations for the fiscal year ended December 31, 2021, and unaudited consolidated statement of operations for the six months ended June 30, 2022, all of which were prepared in accordance with U.S. GAAP.

Romeo’s historical financial information is derived from Romeo’s unaudited consolidated balance sheet as of June 30, 2022, audited consolidated statement of operations for the fiscal year ended December 31, 2021, and unaudited consolidated statement of operations for the six months ended June 30, 2022, all of which were prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information is preliminary, presented solely for informational purposes and does not purport to represent what the combined statements of operations or balance sheet would have been had the merger been consummated for the periods or dates indicated, nor is it necessarily indicative of the combined company future consolidated results of operations or financial position. The actual results reported in periods following the merger may differ significantly from those reflected in these unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma adjustments and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the merger, but for which are not reflected herein.

As part of preparing these unaudited pro forma condensed combined financial statements, management has recorded reclassifications of Romeo’s information to align Romeo and our financial statement presentation. Based on its initial analysis, we did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. We will conduct a final review of Romeo’s accounting policies to determine if further differences in accounting policies require adjustment between the two entities and if further reclassifications are considered necessary. Refer to Note 5A for the reclassification adjustment descriptions.

Note 2 – Description of the Business Combination

On the effective date, we entered into the Merger Agreement, among us, the Purchaser and Romeo. The offer consideration is an exchange of each outstanding share of Romeo common stock par value of $0.0001 for our common stock equal to 0.1186 of a share of Romeo common stock. The following summarize the total share consideration:

Share Consideration

(in thousands, except per share amounts)
Romeo shares outstanding at closing	185,916,888
Exchange ratio	0.1186

Nikola shares transferred at closing	22,049,743
Value per share	$6.72

Total Share Consideration	$148,174

Pursuant to the Merger Agreement, at the effective date, the merger consideration consists of the following terms:

(i) each share of Romeo common stock held as treasury stock or held or owned by Romeo, us, Purchaser or any subsidiary of Romeo immediately prior to the effective time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of Romeo common stock and Romeo preferred stock outstanding immediately prior to the effective time (other than shares of Romeo common stock and Romeo preferred stock held as treasury stock or held or owned by Romeo, us, Purchaser or any subsidiary of Romeo immediately prior to the completion of the merger) shall be converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of our common stock equal to the exchange ratio described in more detail above;

(iii) each option to purchase shares of Romeo common stock that is outstanding and unexercised immediately prior to the effective time, whether under the Romeo 2020 Long-Term Incentive Plan, or the 2020 plan, predecessor plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration.

(iv) each Romeo RSU and Romeo performance-related stock unit, or PSU, that is outstanding and has not been settled immediately prior to the effective time, whether under the 2020 plan, the predecessor plan or otherwise and whether vested or unvested, shall be converted into and become RSUs, as applicable, which would settle for shares of our common stock. The number of shares of our common Stock subject to each Romeo RSU or Romeo PSU assumed by us will be determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of our common stock.

(v) each Romeo warrant that is outstanding and unexercised immediately prior to the completion of the merger shall be converted into and become warrants to purchase our common stock determined by multiplying the number of shares of Romeo common stock that were subject to such Romeo warrant by the exchange ratio (with the per share exercise price for our common stock issuable upon exercise of each warrant assumed by us determined by dividing the per share exercise price of Romeo common stock subject to such warrant by the exchange ratio), and we shall assume each such warrant in accordance with its terms.

On July 30, 2022, or the Loan Effective Date, we as lender, or Lender, and Romeo as borrower, or Borrower, entered into a financing agreement that provides for a liquidity support senior secured debt facility in an aggregate principal amount of up to $30.0 million with (a) up to $15.0 million (limited to $5.0 million per month) to be advanced on a biweekly basis from the Loan Effective Date through October 30, 2022 and (b) up to $15.0 million, if necessary (limited to $5.0 million per month), to be advanced on a monthly basis through January 30, 2023. Pursuant to the agreement, loans under the facility may be made until in the earlier of (a) six months from the date of the execution and delivery of the Merger Agreement and the financing agreement and (b) the date of the termination of the Merger Agreement. All amounts outstanding under the facility will be due upon the earlier of (a) the date that is the six-month anniversary of the termination of the Merger Agreement and (b) June 30, 2023, which is the six-month anniversary of the End Date (as defined in the Merger Agreement), subject to acceleration upon the occurrence of certain events set forth in the financing agreement. Additionally, interest will be accrued based on the outstanding principal balance with an interest rate at the secured overnight financing rate also known as SOFR plus 8.0%. Upon closing the merger, the Lender will forgive and discharge the aggregate principal amount as such date and include it in the estimated purchase price. In addition, the Lender agreed to provide an incremental senior secured debt financing of up to $20.0 million to Borrower, which may become available for borrowing on a dollar-for-dollar basis to cover the shortfall (if any) of actual increased liquidity of the Borrower, for battery packs to be purchased by the Lender through October 31, 2022. Lender expects to support the operation of Romeo in the amount of $35.0 million prior to closing, representing (1) $15.0 million related to the senior secured debt facility and (2) up to $20.0 million of a temporary battery pack delivery price increase or incremental senior secured debt financing which may become available on a dollar for dollar basis to cover shortfall (if any) of actual increased liquidity through the battery pack price increase, or combination thereof. For accounting purposes, the $35.0 million in financing has been included in purchase consideration and reflected within the unaudited pro forma financial information.

The purchase consideration in these unaudited pro forma condensed combined financial statements is preliminary. See Note 3 below for further details on the estimated purchase consideration.

Note 3 – Estimated Purchase Consideration

On July 30, 2022, we and Romeo entered into a merger agreement in which at the closing date each outstanding share of Romeo common stock is exchanged for the Exchange Ratio of 0.1186 of a share of our common stock with par value of $0.0001. Subject to the terms and conditions set forth in the Merger Agreement, each vested Romeo RSU and Romeo PSU outstanding and that has not been settled immediately prior to the effective date, is converted into and settled for shares of our common stock.

Additionally, the financing agreement resulted in an estimated loan forgiveness of $35.0 million added to the purchase price, representing (1) $15.0 million related to the projected senior secured debt facility withdrawn through closing, and (2) up to $20.0 million of a temporary battery pack delivery price increase or incremental senior secured debt financing through closing.

The closing price of our shares on August 15, 2022 was $6.72.

The calculation of the estimated purchase consideration is based on the terms of the merger agreement. The estimated preliminary purchase price is as follows:

Purchase Price Consideration

(in thousands, except per share amounts)
Number of shares of Nikola’s common stock issued at closing date	22,049,743
Share price on August 15, 2022	$6.72

Fair value of Share Consideration	148,174
Common stock	2
Additional paid-in capital	$148,172

Fair value of Share Consideration	$148,174
Settlement of pre-existing relationships in the form of loan forgiveness	35,000
Fair value of outstanding stock compensation awards attributable to pre-combination services	907

Total Purchase Price Consideration	$184,081

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in our common share price up to the closing date of the merger. A sensitivity analysis related to the fluctuation in our common share price was performed to assess the impact a hypothetical change of 10% on the closing price of our common stock. As of August 15, 2022, would have on the estimated merger consideration and the bargain purchase gain as of the closing date.

The following table shows the change share price estimated merger consideration and bargain purchase gain:

Pro Forma Market Volatility

(in thousands, except per share amounts)	Share price	Estimated Share Consideration	Bargain Purchase
Increase of 10%	$7.39	$162,992	$(9,801)
Decrease of 10%	$6.05	$133,357	$(39,436)

Note 4 – Preliminary Purchase Price Allocation

The table below represents the preliminary purchase price allocation of Romeo’s net assets after evaluation of the estimates, assumptions, valuations and other analyses as of the closing date.

The total preliminary estimated purchase consideration as shown in the table above (Note 3) is allocated to the tangible and intangible assets and liabilities of Romeo based on their book values as if the merger had occurred on June 30, 2022, which is the assumed acquisition date for purposes of the pro forma balance sheet.

Pro Forma Purchase Price Allocation

(in thousands)
Assets acquired:
Cash and cash equivalents	$38,707
Accounts receivable, net	4,166
Inventory	45,397
Prepaid expenses and other current assets	13,103
Restricted cash and cash equivalents	3,000
Property, plant and equipment, net	35,130
Investment in affiliates	35,000
Prepayment - long-term supply agreement	64,703
Other assets	36,378

Total assets acquired	$275,584

Liabilities assumed:
Accounts payable	16,088
Accrued expenses and other current liabilities	16,860
Debt and finance lease liabilities, current	1,152
Long-term debt and finance lease liabilities, net of current portion	2,170
Operating lease liabilities	22,544
Warrant liability	30
Other long-term liabilities	8,041

Total liabilities assumed	$66,885

Net assets acquired	$208,699

Purchase price	184,081
(Bargain Purchase Gain)	(24,618)

Bargain purchase gain represents the excess of the fair value of the underlying net assets acquired and liabilities assumed over purchase price. This determination of bargain purchase gain is preliminary and is subject to change as additional analyses and evaluation is performed.

The determination of the purchase price allocation upon the closing of the merger will depend on a number of factors, which cannot be predicted with any certainty at this time. The final quantification of purchase consideration and underlying valuations may change materially resulting in a total consideration of $184.1 million based on the receipt of more detailed information; therefore, the actual allocations will likely differ from the pro forma amounts presented. Additionally, changes to purchase consideration or the fair value of the net assets acquired could result in the recognition of goodwill instead of a bargain purchase gain.

Note 5 – Transaction Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022

Adjustments in the unaudited pro forma balance sheet as of June 30, 2022 are represented by the following:

(A) Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Romeo’s historical consolidated balance sheet as of June 30, 2022, to our presentation:

i) Represents an adjustment to reclassify $6.1 million related to Prepaid inventories balance to Prepaid expenses and other current assets.

ii) Represents an adjustment to reclassify $4.0 million related to Finance lease right-of-use assets to Property, plant and equipment, net.

iii) Represents an adjustment to reclassify $22.3 million related to Operating lease right-of-use assets balance to Other assets.

iv) Represents an adjustment to reclassify $5.0 million related to Deferred assets balance to Other assets.

v) Represents an adjustment to reclassify $6.0 million related to Insurance receivable balance to Other assets.

vi) Represents an adjustment to reclassify $0.3 million related to Contract liabilities balance to Accrued expenses and other current liabilities.

vii) Represents an adjustment to reclassify $0.8 million related to Operating lease liabilities, current balance to Accrued expenses and other current liabilities.

viii) Represents an adjustment to reclassify $0.7 million related to Other current liabilities balance to Accrued expenses and other current liabilities.

ix) Represents an adjustment to reclassify $2.2 million related to Finance lease liabilities, net of current portion balance to Long-term debt and finance lease liabilities, net of current portion.

x) Represents an adjustment to reclassify $6.0 million related to Legal settlement payable balance to Other long-term liabilities.

(B) Purchase Price Adjustments

This adjustment records an equity consideration of $148.2 million, a settlement of a pre-existing relationship in the form of loan forgiveness of $35.0 million, a fair value adjustment of $2.6 million related to the accrual of warranty liability and the fair value of Romeo’s restricted stock units and performance stock units on the closing date related to the pre-closing services provided by Romeo’s employees of $0.9 million resulting in a total consideration of $184.1 million. The issuance of our common stock as part of the equity consideration is based on the number of Romeo common stock outstanding as of August 29, 2022. This adjustment results in an increase to our common stock of $2 thousand for the par value of the shares issuance, an increase of $184.1 million to Additional paid-in capital, an increase of $0.5 million to Accrued expenses and other current liabilities and $2.0 million to Other long-term liabilities for the warranty fair value adjustments and an adjustment of $210.9 million to eliminate Romeo’s historical Shareholders’ equity.

(C) Lease Remeasurement

Represents an adjustment of $1.0 million increase to Other assets for acquired operating leases and a decrease of $0.7 million to Property, plant and equipment for acquired finance leases, to account for acquired leases as new leases under purchase accounting pursuant to US GAAP.

(D) Bargain Purchase Price

Represents the estimated gain of $24.6 million recognized in Accumulated deficit as the difference between the purchase price of $184.1 million (refer to Note 3) and the fair value of net assets acquired of $208.7 million (refer to Note 4).

(E) Transaction Costs

Represents preliminary estimated transaction costs incurred by us and Romeo that are recorded as an increase of $17.0 million to Accrued expenses and other current liabilities which consists of $4.6 million and $12.4 million of our and Romeo’s estimated transaction costs, respectively.

(F) Elimination of Related Party Balances

Represents an adjustment to eliminate the Accounts receivable balance related to a pre-existing supply agreement between us and Romeo of $2.9 million with an offset to Accounts payable. This adjustment also results in a decrease of $0.4 million to Accrued expenses and other current liabilities offset with Accumulated deficit to exclude the research and development cost and previous accrual of warranty cost for battery units not yet sold to third parties as incurred from Romeo.

Note 6 – Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022 and for the year ended December 31, 2021

Adjustments in the unaudited pro forma statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 are represented by the following:

(AA) Elimination of Related Party Balances

Represents an adjustment to eliminate the total revenue and costs for both services and products, totaling $13.6 million and $26.4 million, respectively, for the six months ended June 30, 2022, and $10.2 million and $23.3 million, respectively, for the year ended December 31, 2021 attributed to Romeo’s products and services with us in connection with the Supply Agreement. In addition, an adjustment to research and development expense resulted in an increase of $12.6 million and $13.0 million, for the six months ended June 30, 2022 and for the year ended December 31, 2021, respectively. This adjustment reflects costs of services and products produced by Romeo and provided to us that would have been recognized as research and development on a combined basis as they were incurred prior to our start of production.

(BB) Bargain Purchase Price

Represents an estimated gain of $24.6 million as a result of non-recurring bargain purchase price gain (refer to Note (D)).

(CC) Transaction Costs

Represents an expense of estimated non-recurring transaction costs of $17.0 million incurred by us and Romeo and recognized to selling, general and administrative for the year ended December 31, 2021.

(DD) Stock-Based Compensation

Reflects the cancellation of Romeo’s outstanding and unexercised stock options immediately prior to the effective date which results in an acceleration of the related unrecognized compensation expense as of the closing date. This adjustment is recorded as a decrease of $0.1 million and an increase of $0.9 million of the total compensation expense related to Romeo’s stock options, for the six months ended June 30, 2022, and for the year ended December 31, 2021, respectively, allocated to product costs, research and development, and selling, general and administrative, consistent with our expense allocation method for share-based compensation.

In addition, the adjustment reflects the replacement of Romeo’s outstanding and unvested RSUs and PSUs immediately prior to the effective date, with our RSUs as adjusted for the Exchange Ratio. The pro-forma statements include a decrease of $3.1 million and an increase of $0.1 million in compensation expense, for the six months ended June 30, 2022, and for the year ended December 31, 2021, respectively, related to the fair value adjustment of the replaced Romeo RSUs and PSUs as of August 29, 2022. The adjustments were allocated to product costs, research and development, and selling, general and administrative, consistent with our expense allocation method for share-based compensation.

(EE) Lease Remeasurement

Represents an adjustment of $0.1 million and $0.4 million for the six months ended June 30, 2022 and for the year ended December 31, 2021, respectively, to selling, general and administrative to reflect the decrease to right-of-use asset amortization and depreciation expense with the remeasurement of operating and finance lease right-of-use assets, respectively, in accordance with purchase accounting (refer to Note (C)).

Note 7 – Net Loss per Share

Net loss per share is calculated based on the weighted average of our common stock outstanding and the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2021. As the merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the merger have been outstanding for the entire periods presented. The diluted EPS calculation excludes the warrants when their effect is anti-dilutive (our private placement warrants and Romeo private placement warrants and legacy warrants).

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The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2021 and the six months ended June 30, 2022:

Loss Per Share

(in thousands, except share and per share data)	For the 12 months ending December 31, 2021	For the 6 months ending June 30, 2022
Pro forma weighted-average shares outstanding (Basic)
Historical weighted-average shares outstanding	398,655,081	420,266,181
Number of shares of Nikola’s common stock issued at closing date	22,049,743	22,049,743

Pro forma basic weighted-average shares outstanding	420,704,824	442,315,924

Pro forma weighted-average shares outstanding (Diluted)
Historical weighted-average shares outstanding	398,655,081	420,266,181
Number of shares of Nikola’s common stock issued at closing date	22,049,743	22,049,743
Dilutive effect of common stock issuable from the assumed exercise of warrants	129,311	—

Pro forma diluted weighted-average shares outstanding	420,834,135	442,315,924

Pro forma loss per share
Pro forma net loss, basic	$(673,296)	$(443,949)
Pro forma net loss, dilutive	$(676,347)	$(443,949)

Pro forma basic loss per share	$(1.60)	$(1.00)
Pro forma diluted loss per share	$(1.61)	$(1.00)

DILUTION

If you purchase our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing the number of shares of common stock outstanding as of June 30, 2022 into our total tangible assets less total liabilities.

Our net tangible book value as of June 30, 2022 was approximately $498.6 million, or $1.15 per share, based on 433,475,084 shares of our common stock outstanding as of that date. After giving effect to the sale of 67,001,675 shares of common stock by us at an assumed public offering price of $5.97 per share, the last reported sale price of our common stock on Nasdaq on August 29, 2022, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022 would have been approximately $888.3 million, or $1.77 per share. This represents an immediate increase in net tangible book value of $0.62 per share to existing stockholders and immediate dilution of $4.20 per share to investors in this offering, as illustrated by the following table:

Assumed public offering price per share		$5.97
Net tangible book value per share as of June 30, 2022	$1.15
Increase in net tangible book value per share attributable to investors participating in this offering	0.62

As adjusted net tangible book value per share after giving effect to this offering		1.77

Dilution per share to investors in this offering		$4.20

The table above assumes for illustrative purposes that an aggregate of 67,001,675 shares of our common stock are sold at a price of $5.97 per share, which was the last reported sale price of our common stock on Nasdaq on August 29, 2022, for aggregate gross proceeds of $400,000,000. The shares sold in this offering, if any, will be sold from time to time at various prices. A $1.00 increase or decrease in the price at which the shares are sold from the assumed public offering price of $5.97 per share, would increase or decrease our as adjusted net tangible book value by less than $0.05 per share, and the dilution per share to investors in this offering by approximately $1.00 per share, after deducting estimated commissions and estimated offering expenses payable by us. The as adjusted information provided above is illustrative only. The common stock sold in this offering, if any, will be sold from time to time at various prices.

The number of shares of common stock to be outstanding immediately after this offering is based on 433,475,084 shares outstanding as of June 30, 2022 and excludes:

•	28,683,739 shares of common stock issuable upon the exercise of outstanding options granted under the 2017 Option Plan, with a weighted-average exercise price of $1.27 per share;

•	5,569,471 shares available for future issuance under the 2020 Stock Plan;

•	4,000,000 shares available for future issuance under the 2020 ESPP;

•	32,262,297 shares underlying RSUs granted pursuant to our 2020 Stock Plan;

•	760,915 shares issuable upon the exercise of outstanding private warrants to purchase common stock, with an exercise price of $11.50 per share;

•	up to 3,420,990 shares of common stock that is available for issuance to Tumim pursuant to the First Purchase Agreement, and up to 28,790,787 shares of common stock that may be available for issuance to Tumim pursuant to the Common Stock Purchase Agreement dated September 24, 2021, if and when we elect to sell shares to Tumim under such agreements;

•	up to 22,872,040 shares of common stock issuable upon conversion of $200.0 million aggregate principal amount of our 8.00% / 11.00% convertible senior PIK toggle notes due 2026; and

•	up to approximately 24,138,385 shares of common stock that may be issued in connection with our pending acquisition of Romeo (including shares underlying options exercisable prior to the effective time of the acquisition, shares underlying RSUs, shares underlying outstanding performance-related stock units, and shares underlying outstanding warrants to purchase Romeo common stock).

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our common stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

PLAN OF DISTRIBUTION

We have entered into an Equity Distribution Agreement with Citigroup Global Markets Inc., as Sales Agent, under which we are permitted to offer and sell shares of our common stock, $0.0001 par value per share, having an aggregate gross sales price of up to $400,000,000 from time to time. Sales of our common stock under this prospectus supplement and the accompanying prospectus, if any, will be made by means of ordinary brokers’ transactions through the facilities of Nasdaq or otherwise as may be agreed between us and the Sales Agent. We will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of our common stock and the Sales Agent will not engage in any prohibited stabilizing transactions with respect to our common stock.

Sales of shares of our common stock, if any, under this prospectus supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act. The Sales Agent is not required to sell any specific amount, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will designate the maximum amount of common stock to be sold through the Sales Agent on a daily basis or otherwise as we and the Sales Agent agree and the minimum price per share at which such common stock may be sold. Subject to the terms and conditions of the Equity Distribution Agreement, the Sales Agent will use its commercially reasonable efforts to sell on our behalf all of the designated common stock. We may instruct the Sales Agent not to sell any common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the Sales Agent may suspend the offering of our common stock at any time and from time to time by notifying the other party.

The Sales Agent will provide to us written confirmation following the close of trading on Nasdaq each day in which shares of our common stock are sold under the Equity Distribution Agreement. Each confirmation will include (i) the amount of shares sold on such day, (ii) the gross offering proceeds received from such sale and (iii) the commission payable by us to the Sales Agent with respect to such sales. We will report at least quarterly the number of shares of common stock sold through the Sales Agent under the Equity Distribution Agreement, the net proceeds to us (before expenses) and the commissions of the Sales Agent in connection with the sales of the common stock.

We will pay the Sales Agent compensation for sales of our common stock at a fixed commission rate of 2.5% of the gross offering proceeds of share sold under the Equity Distribution Agreement. We have also agreed to provide indemnification and contribution to the sales agent with respect to certain liabilities, including civil liabilities under the Securities Act. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. Except as we and the Sales Agent otherwise agree, we will reimburse the Sales Agent for the fees and disbursements of its counsel, in an amount not to exceed $90,000. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to the Sales Agent under the terms of the Equity Distribution Agreement, will be approximately $205,000. The remaining proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of our shares in this offering.

In connection with the sale of shares of common stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Sales Agent will be deemed to be underwriting commissions or discounts.

Settlement for sales of common stock will occur on the second business day that is also a trading day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made in return for payment of the net proceeds to us.

If we or the Sales Agent has reason to believe that our common stock is no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that party will promptly notify the other and sales of common stock pursuant to the Equity Distribution Agreement will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

The offering of common stock pursuant to the Equity Distribution Agreement will terminate upon the earlier of (1) the sale of all common stock subject to the Equity Distribution Agreement or (2) the termination of the Equity Distribution Agreement by us or by the Sales Agent.

The Sales Agent and/or affiliates of the Sales Agent have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future will receive customary compensation and expense reimbursement. Affiliates of the Sales Agent may be lenders under our credit facility, either currently or in the future, and affiliates of the Sales Agent may hold our securities. To the extent we use proceeds from this offering to repay indebtedness under our credit facilities or to repurchase or redeem our securities, such affiliates may receive proceeds from this offering. The Sales Agent and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or financial instruments related to our securities and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California. Citigroup Global Markets Inc. is being represented in connection with this offering by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nikola Corporation appearing in Nikola Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2021, as amended, and the effectiveness of Nikola Corporation’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus are part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the worldwide web is www.sec.gov.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement and the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, and will be considered to be a part of this prospectus supplement and the accompanying prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, as amended by Amendment No. 1 to Annual Report on Form 10-K filed with the SEC on March 11, 2022;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022;

•	our Current Reports on Form 8-K filed with the SEC on February 24, 2022 (to the extent filed under Item 5.02), April 14, 2022, May 2, 2022, June 1, 2022, June 3, 2022, August 1, 2022 (to the extent filed under Item 8.01), August 2, 2022, August 5, 2022 and August 15, 2022.

•	the description of our common stock set forth in Exhibit 4.8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, together with any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus supplement and the accompanying prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus supplement and the termination of any offering of securities offered by this prospectus supplement and the accompanying prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and number: Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040, telephone (480) 666-1038. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

PROSPECTUS

$1,200,000,000

Nikola Corporation

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

We may, from time to time, offer and sell the securities identified above in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $1,200,000,000.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the manner in which these securities will be offered and may also add to, update or change information contained in this prospectus. You should read carefully this prospectus and the accompanying prospectus supplement before you invest.

We may offer and sell these securities separately or together in any combination for sale directly to investors or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the sale of any of these securities, we will set forth their names and describe their compensation in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.” On April 14, 2022, the last reported sale price of our common stock on the Nasdaq Global Select Market was $8.02 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” included in or incorporated by reference into the accompanying prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2022

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer and sell separately or together in any combination the securities described in this prospectus in one or more offerings up to a maximum aggregate offering price of $1,200,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement, may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

On June 3, 2020, or the Closing Date, VectoIQ Acquisition Corp., our predecessor company, or VectoIQ, consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated March 2, 2020, or the Business Combination Agreement, by and among VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware, or Merger Sub, and Nikola Corporation, a Delaware corporation, or Legacy Nikola. Pursuant to the terms of the Business Combination Agreement, a business combination between the company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ, or the Merger and, collectively with the other transactions described in the Business Combination Agreement, the Business Combination. On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ Acquisition Corp. changed its name to Nikola Corporation.

Unless the context indicates otherwise, references in this prospectus to the “company,” “Nikola,” “we,” “us,” “our” and similar terms refer to Nikola Corporation (f/k/a VectoIQ Acquisition Corp.) and its consolidated subsidiaries, including Legacy Nikola. References to “VectoIQ” refer to our predecessor company prior to the consummation of the Business Combination.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement relating to a particular offering will contain or incorporate by reference a discussion of risks applicable to an investment in the securities offered. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K incorporated by reference into this prospectus, as well as any prospectus supplement to this prospectus, and the other information contained in or incorporated by reference into this prospectus. See “Where You Can Find More Information.” The risks and uncertainties described in the documents we incorporate by reference are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

NIKOLA CORPORATION

We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that is intended to enable corporate customers to integrate next-generation truck technology, hydrogen fueling and charging infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers expect to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.

We believe our expertise lies in design, innovation, software, and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and accelerate speed to market.

We are a Delaware corporation and were incorporated as VectoIQ Acquisition Corp., in January 2018. On June 3, 2020, VectoIQ consummated the Business Combination and, in connection therewith, (i) VectoIQ’s wholly-owned subsidiary merged with and into Legacy Nikola, whereby Legacy Nikola survived the Merger and was deemed the accounting predecessor of the Merger and became the successor registrant for SEC purposes and (ii) we changed our name to “Nikola Corporation.” Upon consummation of the foregoing transactions, Legacy Nikola became our wholly-owned subsidiary.

Our principal executive offices are located at 4141 E Broadway Road, Phoenix, Arizona 85040. Our telephone number is (480) 666-1038. Our website address is www.nikolamotor.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” “will,” and similar expressions are intended to identify forward-looking statements, and include but are not limited to:

•	our financial and business performance;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	our future capital requirements and sources and uses of cash;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	the implementation, market acceptance and success of our business model;

•	developments relating to our competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to obtain funding for our operations;

•	the outcome of any known and unknown regulatory proceedings;

•	our business, expansion plans and opportunities; and

•	changes in applicable laws or regulations.

These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements, including the following:

•	our ability to execute our business model, including market acceptance of our planned products and services;

•	the effect of the COVID-19 pandemic on our business;

•	our ability to raise capital;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

•	changes in applicable laws or regulations; and

•	other risks and uncertainties described in the registration statement of which this prospectus forms a part, including those under the section entitled “Risk Factors.”

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading “Risk Factors.” Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law or regulation. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and incorporated herein by reference.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, repurchases of stock, and future acquisitions and strategic investment opportunities. Unless we state otherwise in the applicable prospectus supplement, pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, together with any pricing supplement or term sheet, will be a description of the material terms of the debt securities.

We may issue, from time to time, debt securities, in one or more series. These debt securities that we may issue include senior debt securities, senior subordinated debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. The debt securities we offer will be issued under an indenture between us and the trustee named in the indenture. The following is a summary of the material provisions of the form of indenture filed as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

As used in this section only, “we,” “us” and “our” refer to Nikola Corporation excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities for any series of debt securities up to the principal amount that we may authorize. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount,” or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

•	the title of those debt securities;

•	any limit on the aggregate principal amount of that series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

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the interest rate or rates (which may be fixed or variable) or the method used to determine the rate or rates, and the date or dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable and related record dates;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

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if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

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the place or places where and the manner in which principal, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

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the period or periods within which, the price or prices at which and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;

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our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

•	the denominations in which those debt securities will be issuable;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	whether any securities of that series are to be issued in whole or in part in the form of one or more global securities and the depositary for those global securities;

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if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•	the nature and terms of any security for any secured debt securities;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate with or merge with or into, or transfer or lease all or substantially all of our assets to, any person, unless we are the surviving corporation or the successor person is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the successor person has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•	failure to pay interest for 30 days after the date payment is due and payable;

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failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

•	failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	certain events in bankruptcy, insolvency or reorganization relating to us; or

•	any other event of default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, rescind and annul a declaration of acceleration.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee indemnity for the reasonable expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

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we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

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we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	evidence the assumption by a successor entity of our obligations;

•	add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

•	add any additional events of default;

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add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	add guarantees with respect to or secure any debt securities;

•	establish the forms or terms of debt securities of any series;

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evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

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modify, eliminate or add to the provisions of the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute later enacted, and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act; and

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make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

•	change the currency in which the principal, and any premium or interest, is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

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reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

•	a default in the payment of, any premium and any interest on, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, and any premium and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, $0.0001 par value per share, and preferred stock, $0.0001 par value per share. This description is only a summary. Our restated certificate of incorporation, or our Certificate of Incorporation, and our amended and restated bylaws, or our Bylaws, have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our Certificate of Incorporation and our Bylaws for additional information before you buy any of our common stock, preferred stock or other securities. See “Where You Can Find More Information.”

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 600,000,000 shares of common stock, $0.0001 par value per share, and 150,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of December 31, 2021, there were 413,340,550 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. As of December 31, 2021, there were 91 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of outstanding shares of our common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. We have not paid any cash dividends to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Holders of our common stock have no preemptive, conversion or other subscription rights, and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Registration Rights

On June 3, 2020, we entered into a Registration Rights and Lock-Up Agreement with certain of our stockholders, or the Holders. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the Company’s securities held by such Holders. The Registration Rights and Lock-Up Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

On June 11, 2021 and September 24, 2021, we entered into common stock purchase agreements with Tumim Stone Capital LLC, or Tumim, pursuant to which Tumim committed to purchase up to an aggregate of $600 million of our common stock. In connection with such purchase agreements, we also entered into registration rights agreements with Tumim to register for resale under the Securities Act the shares of our common stock that have been and may be issued to Tumim under the purchase agreements.

We generally must pay all expenses relating to any such registration, other than underwriting discounts and selling commissions. The terms of the registration rights are specified in the relevant registration rights agreement.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Nikola or the removal of existing management.

Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws, described below, may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Special Meetings of Stockholders

Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in our Bylaws. Our Bylaws provide that special meetings of our stockholders may be called only by (i) a majority vote of our board of directors, (ii) our Secretary, at the request of the Chairman of our board, (iii) our executive chairman, or (iv) the vote of the stockholders owning not less than 25% of our issued and outstanding stock; provided that our board of directors approves such stockholder request for a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no later than the close of business on the latter of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Our Certificate of Incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, Section 203 defines a “business combination” to include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder,” and an “interested stockholder” as a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders. A Delaware corporation may opt out of these provisions either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out of, these provisions.

Certain of the provisions of the DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Delaware law and our Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our common stock is traded on The Nasdaq Stock Market LLC under the symbol “NKLA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the relevant deposit agreement and the depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. You should read these documents as they, and not this description, will define your rights as a holder of depositary shares. Forms of these documents will be filed with the SEC in connection with the offering of depositary shares.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange, Redemption and Liquidation

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our Certificate of Incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF WARRANTS

Outstanding Private Warrants

As of December 31, 2021, there were 760,915 private warrants to purchase common stock outstanding held by 12 holders of record. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 3, 2020. The warrants will expire at 5:00 p.m., New York City time, on June 3, 2025, except that any private warrants issued to Cowen Investments II, LLC will expire on May 15, 2023.

The registration statement registering the issuance of the shares of common stock underlying the private warrants, the resale of the private warrants, and the shares common stock that may be issued upon exercise of the private warrants was declared effective by the SEC on July 17, 2020.

The warrants contain customary anti-dilution provisions adjusting the number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants in the event of stock splits, stock dividends, stock combinations and reclassifications, certain dividends and distributions on our common stock, and certain reorganizations, mergers and consolidations involving us.

The private warrants are issued under and subject to the terms of the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

Warrants Issuable

The following is a summary of the general terms of the warrants we may offer and sell under this prospectus.

We may issue additional warrants for the purchase of debt securities, preferred stock, common stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into by us with a warrant agent. The applicable warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the applicable warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock or preferred stock. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

We will describe in the applicable prospectus supplement the terms and conditions of the issue of rights being offered, the rights agreement relating to the rights and the rights certificates representing the rights, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle the holder of rights to purchase for cash the specific number of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

FORMS OF SECURITIES

Each debt security, depositary share, warrant and right will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, depositary shares, warrants or rights represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, depositary shares, warrants and rights in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any underwriters, dealers or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, deposit agreement, warrant agreement or rights agreement. Except as described below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the securities represented by the registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the securities in definitive form; and

•	will not be considered the owners or holders of the securities under the applicable indenture, deposit agreement, warrant agreement or rights agreement.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, deposit agreement, warrant agreement or rights agreement.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, deposit agreement, warrant agreement or rights agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal, premium, if any, and interest, if any, on debt securities, and any payments to holders with respect to depositary shares, warrants or rights, represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the depositaries for depositary shares, the warrant agents, the rights agents or any other agent of ours, agent of the trustees, agent of such depositaries, agent of the warrant agents or agent of the rights agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in a registered global security held through the participants, as is now the case with the securities held for the accounts of customers registered in “street name.” We also expect that any of these payments will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, or Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents, including in underwritten public offerings, at-the-market offerings, negotiated transactions, block trades or a combination of these methods. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents, if any;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies, including at prevailing market prices, at prices related to such prevailing market prices or at negotiated prices. The securities may be sold through an at the market offering, a rights offering, forward contracts or similar arrangements. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions that underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts, commissions or concessions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

Our common stock is currently listed on the Nasdaq Global Select Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP.

EXPERTS

The consolidated financial statements of Nikola Corporation incorporated by reference in Nikola Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Nikola Corporation’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On June 3, 2020, our board of directors approved the engagement of Ernst & Young LLP, or EY, as our independent registered public accounting firm to audit the company’s consolidated financial statements for the year ending December 31, 2020. EY served as the independent registered public accounting firm of Legacy Nikola prior to the Business Combination. Accordingly, RSM US LLP, or RSM, our independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by EY as our independent registered public accounting firm following completion of the company’s audit for the year ended December 31, 2019, which consists only of the accounts of the pre-business combination special purpose acquisition company.

RSM’s report on the company’s balance sheets as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from January 23, 2018 (inception) to December 31, 2018, and the related notes to the financial statements, or collectively, the financial statements, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from January 23, 2018 (inception) to December 31, 2019 and the subsequent period through March 31, 2020, there were no: (i) disagreements with RSM on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to RSM’s satisfaction would have caused RSM to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the period from January 23, 2018 (inception) to December 31, 2018 and the interim period through March 31, 2020, we did not consult EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered our financial statements, and no written report or oral advice was provided to us by EY that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in

Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

We have provided RSM with a copy of the disclosures made by us in response to Item 304(a) of Regulation S-K under the Exchange Act, and have requested that RSM furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from RSM is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is http://www.sec.gov. Except as specifically incorporated by reference into this prospectus, the information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

Our website address is www.nikolamotor.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, as amended by Amendment No.1 to Annual Report on Form 10-K filed with the SEC on March 11, 2022;

•	our Current Report on Form 8-K filed with the SEC on February 24, 2022 (to the extent filed under Item 5.02); and

•

the description of our common stock set forth in Exhibit 4.8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, together with any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Nikola Corporation, 4141 E Broadway Road, Phoenix, AZ 85040, telephone (480) 666-1038. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

NIKOLA CORPORATION

Common Stock

Having an Aggregate Offering Price of up to

$400,000,000

PROSPECTUS SUPPLEMENT

Citigroup

August 30, 2022